BLACKROCK Municipal Bond Fund, Inc. High Yield Fund

FILE #811-02688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/2/2006	COMMONWEALTH OF PUERTO RICO	835,650,000	500,000

Morgan Stanley; Goldman Sachs & Co.; Banc of America Securities LLC; Citigroup Global Markets Inc.;  J.P. Morgan Securities Inc.; Lehman Brothers Inc.; Merrill Lynch & Co.;  Popular Securities, Inc.; Raymond James & Associates; Ramirez & Co. Inc.; Wachovia Bank; National Association; UBS Securities LLC

8/17/2006	DISTRICT OF COLUMBIA	248,264,046	309,600	Citigroup Global Markets Inc.; Bear Stearns & Co., Inc.; M.R. Beal & Company; Siebert Brandford Shank & Co.; Ferris, Baker Watts Inc.; Merrill Lynch & Co.; Wachovia Bank; National Association
4/27/2007	VA tobacco Financial Group	1,149,273,283	500,000

Bear, Stearns & Co. Inc.; Citigroup; Lehman Brothers; UBS Investment Bank; Banc of America Securities LLC; BB&T Capital Markets; First Albany Capital Inc.; Goldman, Sachs & Co.; Loop Capital Markets; M.R. Beal & Company; Merrill Lynch; Morgan Keegan & Company, Inc.; Wachovia Securities